Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2022 RESULTS

Total Revenue $1.1 Billion; GAAP Diluted EPS of $0.33; Non-GAAP Diluted EPS of $1.15
Rent-A-Center Segment Lease Portfolio Value Up 2% Year-over-Year
Maintained Improved Risk Metrics in Virtual LTO
Cash From Operations $287 Million Year-to-Date; Free Cash Flow of $256 Million
Provides Third Quarter Financial Outlook and Updates Full Year Outlook
__________________________________________________________

Plano, Texas, August 3, 2022 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII) today announced results for the quarter ended June 30, 2022.

"Second quarter results were at or above the high end of the guidance ranges we provided in May, and we met our key objectives for the first half of the year, which were to optimize Acima’s underwriting approach for the current environment, maintain year-over-year portfolio growth for the Rent-A-Center Segment, and manage costs to support profitability in this challenging environment," said Mitch Fadel, Chief Executive Officer.

“While we have executed well in areas of the business that we control, external factors like inflation, economic growth, and discretionary income worsened during the first half of the year and into the third quarter. Assuming the current external environment continues for the remainder of the year, we believe the negative effect on consumer demand, merchant partner traffic, and customer payment behavior would cause us to fall short of the full year 2022 financial targets that we introduced in February. Consequently, we are lowering our full-year 2022 financial targets, as provided in today's earnings release,"

"Despite these external headwinds, we still expect a sequential increase in profits for the second half of the year, and with our adjustments to our underwriting approach, we believe the Company is well positioned to address the growing need for alternative payment solutions in the quarters ahead,” continued Mr. Fadel.

"Longer-term, we remain very optimistic about our business, strategy, and the compelling shareholder value creation opportunities we see in our platform of solutions designed to help financially underserved consumers access products that enhance their quality of life," concluded Mr. Fadel.

Second Quarter Consolidated Results

•Second quarter 2022 consolidated revenues of $1.1 billion decreased 10.3% year-over-year, primarily due to lower merchandise sales revenue and rental revenues compared to the prior year period. Merchandise sales revenue decreased year-over-year primarily due to reduced utilization of early payout options, likely due to pressure on discretionary income from the high rates of inflation in the current year and the wind down of government stimulus programs in the second half of 2021. The Acima Segment was the primary contributor to the decrease in rental and fees revenues, resulting from lower GMV in recent quarters and higher reserves on receivables compared to the prior year period.

•GAAP operating profit for the second quarter of 2022 was $58.1 million compared to $106.5 million in the prior year period. GAAP net income for the second quarter of 2022 was $19.7 million and included $49.0 million of costs, net of tax, relating to special items described below, compared to $61.3 million of GAAP net income and $49.3 million of costs, net of tax, relating to special items in the prior year period.

•Adjusted EBITDA in the second quarter of 2022 was $128.9 million and decreased 31.1% year-over-year primarily due to lower revenues, higher loss rates on lease vintages underwritten in late 2021, and higher operating costs stemming from increases in wages and delivery expenses. Adjusted EBITDA margin was 12.0% in the second quarter of 2022 compared to 15.7% in the prior year period, and margin contraction resulted from the same factors that negatively impacted Adjusted EBITDA.

•GAAP diluted earnings per share for the second quarter of 2022 was $0.33 compared to diluted earnings per share of $0.90 in the prior year period. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the second quarter of 2022 was $1.15 compared to $1.63 in the prior year period.

•For the six months ended June 30, 2022, the Company generated $287.1 million of cash from operations and ended the second quarter with $112.2 million of cash and cash equivalents, $1.4 billion of debt outstanding, $500 million of liquidity that included $388 million of undrawn revolving credit availability, and a net debt to Adjusted EBITDA ratio of 2.4 times. During the second quarter, the Company returned $18.4 million of cash to shareholders through dividends, and paid down $30.0 million on its revolving credit facility.
Second Quarter Segment Highlights

Acima Segment: Second quarter 2022 revenues of $530.2 million decreased 16.5% year-over-year, driven by lower rental and fees revenues and reduced merchandise sales. The decrease in rental and fees revenues was primarily due to decreases in Gross Merchandise Volume (GMV) in the first and second quarters of 2022 and higher provisions on delinquencies compared to the prior year period, which benefited from government stimulus programs driving favorable customer payment trends. The decrease in merchandise sales revenues was primarily attributable to a lower proportion of customers utilizing early payout options in the current year compared to the prior year, which was likely the result of pressure on customers' discretionary income from higher rates of inflation in the current year and the wind down of government stimulus programs in the second half of 2021. Second quarter GMV decreased 24.2% year-over-year due to changes in underwriting that occurred during the first half of the current year, designed to better manage lease performance, as well as tough comparisons from the second quarter of last year when demand for consumer durables benefited from the effects of government stimulus programs. These reductions were partially offset by growth in total active locations from the prior year period. However, on a two-year stacked basis, GMV increased 19%. Skip/stolen losses were 11.6% of revenue in the second quarter of 2022 compared to 12.6% in the first quarter of 2022 and 8.7% in the prior year period. On a GAAP basis, segment operating profit was $35.8 million with an operating profit margin of 6.8% in the second quarter of 2022, compared to $68.1 million and 10.7% in the prior year period. Adjusted EBITDA was $53.0 million with an Adjusted EBITDA margin of 10.0% in the second quarter of 2022, compared to $29.0 million and 4.8% in the first quarter of 2022 and $87.3 million and 13.7% in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily attributable to lower revenues, including the effect of higher delinquency rates, and higher loss rates caused by a lag in adjustments to underwriting as customer payment behavior worsened towards the end of 2021.

Rent-A-Center Business Segment: Second quarter 2022 revenues of $490.2 million decreased 3.1% year-over-year on a 3.3% decrease in same-store sales primarily attributable to a decline in merchandise sales and reduced utilization of early payout options in the quarter, which had benefited from government stimulus programs in the prior year period. Rental and fee revenues also decreased year-over-year, mainly due to a decrease in the percent of lease payments collected. E-commerce accounted for 22.7% of revenue in the quarter, compared to 20.4% in the prior year period. The segment lease portfolio value increased 2.0% compared to the prior year period, and same-store sales were up 13.3% on a two-year stacked basis. Skip/stolen losses were 4.2% of revenue in the second quarter of 2022 compared to 2.3% in the prior year period. On a GAAP basis, segment operating profit in the quarter was $99.1 million with operating profit margin of 20.2%, compared to $126.5 million and 25.0% in the prior year period. Adjusted EBITDA in the quarter was $104.1 million with Adjusted EBITDA margin of 21.2%, compared to $131.1 million and 25.9% in the prior year period. The decline in segment operating profit and Adjusted EBITDA was primarily attributable to normalized loss rates compared to the prior year period that benefited from government stimulus programs, and increases in wages and delivery expenses in the current year period. On June 30, 2022, the Rent-A-Center Business segment had 1,850 company-operated locations.

Franchising Segment: Second quarter 2022 revenues of $34.2 million decreased 9.1% year-over-year due to lower inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $5.3 million in the second quarter and decreased $0.4 million year-over-year. On June 30, 2022, there were 457 franchise-operated locations.

Mexico Segment: Second quarter 2022 revenues of $16.7 million increased 9.4% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $1.9 million and $2.1 million, respectively. In the second quarter, GAAP operating profit decreased by $0.4 million year-over-year. On June 30, 2022, the Mexico business had 123 company-operated locations.

Corporate Segment: Second quarter 2022 non-GAAP basis expenses decreased $5.8 million year-over-year or 10.8%, reflecting lower incentive compensation versus the prior year period. Sequentially, non-GAAP expenses decreased $10.5 million, driven by cost management actions.

Key Operating Metrics
Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.

SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended June 30, 2022	(3.3)%	7.3%
Three Months Ended March 31, 2022	(1.1)%	7.6%
Three Months Ended June 30, 2021	16.6%	21.6%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.

2022 Guidance

The Company is providing the following guidance for its 2022 fiscal year:

Table 2
2022 Guidance	Full Year 2022	Third Quarter 2022
Consolidated (1)
Revenues ($'s billion)	$4.265 - $4.385	$1.000 - $1.055
Adjusted EBITDA Excluding Stock Based Compensation (2) ($'s million)	$480 - $525	$125 - $142
Non-GAAP Diluted earnings per share (2)(3)	$4.00 - $4.50	$1.05 - $1.25
Free cash flow (2) ($'s million)	$390 - $440	N/A

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. Adjusted EBITDA figures exclude stock based compensation beginning with the first quarter of 2022.
(3) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Additional Commentary on the 2022 Outlook
•2022 guidance assumes the macro headwinds that affected the business in the second quarter of 2022, including high rates of inflation, pressures on discretionary income, and the effect of lower levels of government stimulus relief for our core consumers, will continue at current levels throughout the year.

•The Company has modified its definition of Adjusted EBITDA beginning with first quarter 2022 results to exclude stock-based compensation. Therefore, 2022 Adjusted EBITDA guidance excludes the impact of stock-based compensation, whereas prior period Adjusted EBITDA within the remainder of this press release has been adjusted to exclude the impact of stock-based compensation.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on the morning of Thursday, August 4, 2022, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (registration link), where the dial-in details will be provided.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance their quality of life. The Company’s omnichannel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2022, the third quarter 2022 and future outlook, (ii) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vi) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers, impacts from the high levels of inflation and a possible recession; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) disruptions in the Company's supply chain; (23) limitations of, or disruptions in, the Company's distribution network; (24) rapid inflation or deflation in the prices of the Company's products and other related costs; (25) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (26) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (27) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other Fintech companies and other competitors, including subprime lenders; (28) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (29) consumer preferences and perceptions of the Company's brands; (30) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (31) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (32) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (33) the Company's compliance with applicable statutes or regulations governing its businesses; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended June 30,
(In thousands, except per share data)	2022	2021
Revenues
Store
Rentals and fees	$857,298	$916,405
Merchandise sales	160,769	221,229
Installment sales	18,548	18,191
Other	1,068	1,035
Total store revenues	1,037,683	1,156,860
Franchise
Merchandise sales	26,505	29,616
Royalty income and fees	7,067	7,499
Total revenues	1,071,255	1,193,975
Cost of revenues
Store
Cost of rentals and fees	319,943	320,873
Cost of merchandise sold	185,735	249,853
Cost of installment sales	6,426	6,234
Total cost of store revenues	512,104	576,960
Franchise cost of merchandise sold	26,607	29,543
Total cost of revenues	538,711	606,503
Gross profit	532,544	587,472
Operating expenses
Store expenses
Labor	163,956	159,337
Other store expenses	199,091	181,012
General and administrative expenses	44,868	54,385
Depreciation and amortization	12,880	13,566
Other charges	53,668	72,653
Total operating expenses	474,463	480,953
Operating profit	58,081	106,519
Interest expense	19,089	20,435
Interest income	(92)	(44)
Earnings before income taxes	39,084	86,128
Income tax expense	19,359	24,819
Net earnings	$19,725	$61,309
Basic weighted average shares	53,998	58,295
Basic earnings per common share	$0.37	$1.05
Diluted weighted average shares	59,672	67,820
Diluted earnings per common share	$0.33	$0.90

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	June 30,
(In thousands)	2022	2021
Cash and cash equivalents	$112,175	$145,072
Receivables, net	122,594	120,795
Prepaid expenses and other assets	59,476	46,834
Rental merchandise, net
On rent	977,178	1,122,057
Held for rent	140,770	120,784
Operating lease right-of-use assets	304,376	297,317
Goodwill	289,761	344,023
Total assets	2,767,132	3,035,302

Operating lease liabilities	$307,125	$299,537
Senior debt, net	933,019	842,047
Senior notes, net	436,966	435,002
Total liabilities	2,208,298	2,210,138
Stockholders' equity	558,834	825,164

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended June 30,
(In thousands)	2022	2021
Revenues
Rent-A-Center Business	$490,185	$505,834
Acima	530,170	635,280
Mexico	16,701	15,255
Franchising	34,199	37,606
Total revenues	$1,071,255	$1,193,975

Table 6	Three Months Ended June 30,
(In thousands)	2022	2021
Gross profit
Rent-A-Center Business	$348,060	$357,187
Acima	165,081	211,404
Mexico	11,811	10,818
Franchising	7,592	8,063
Total gross profit	$532,544	$587,472

Table 7	Three Months Ended June 30,
(In thousands)	2022	2021
Operating profit
Rent-A-Center Business	$99,108	$126,487
Acima	35,835	68,099
Mexico	1,949	2,420
Franchising	5,303	5,694
Total segments	142,195	202,700
Corporate	(84,114)	(96,181)
Total operating profit	$58,081	$106,519

Table 8	Three Months Ended June 30,
(In thousands)	2022	2021
Depreciation and amortization
Rent-A-Center Business	$4,622	$4,452
Acima	475	524
Mexico	163	119
Franchising	38	18
Total segments	5,298	5,113
Corporate	7,582	8,453
Total depreciation and amortization	$12,880	$13,566

Table 9	Three Months Ended June 30,
(In thousands)	2022	2021
Capital expenditures
Rent-A-Center Business	$6,795	$8,308
Acima	143	515
Mexico	301	190
Total segments	7,239	9,013
Corporate	7,253	5,000
Total capital expenditures	$14,492	$14,013

Table 10	On lease at June 30,		Held for lease at June 30,
(In thousands)	2022	2021	2022	2021
Lease merchandise, net
Rent-A-Center Business	$458,849	$449,243	$131,264	$110,560
Acima	498,421	653,308	673	1,047
Mexico	19,908	19,506	8,833	9,177
Total lease merchandise, net	$977,178	$1,122,057	$140,770	$120,784

Table 11	June 30,
(In thousands)	2022	2021
Assets
Rent-A-Center Business	$1,041,788	$969,617
Acima	1,226,105	1,559,381
Mexico	45,346	41,106
Franchising	16,022	14,845
Total segments	2,329,261	2,584,949
Corporate	437,871	450,353
Total assets	$2,767,132	$3,035,302

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended June 30, 2022
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax (Benefit) Expense	Net Earnings (Loss)	Diluted Earnings (Loss) per Share
GAAP Results	$532,544	$58,081	$39,084	$19,359	$19,725	$0.33
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	32,872	32,872	2,844	30,028	0.51
Acima acquired assets depreciation and amortization (1)	—	18,234	18,234	1,578	16,656	0.28
Retail partner conversion losses	—	1,169	1,169	101	1,068	0.02
State tax audit assessment reserves	—	1,165	1,165	101	1,064	0.02
Cost savings initiatives	—	(466)	(466)	(40)	(426)	(0.01)
Store closure costs	—	326	326	28	298	—
IT Asset disposals	—	292	292	25	267	—
Other	—	78	78	7	71	—
Discrete income tax items	—	—	—	69	(69)	—
Non-GAAP Adjusted Results	$532,544	$111,751	$92,754	$24,072	$68,682	$1.15
(1)Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 13	Three Months Ended June 30, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings (Loss)	Diluted Earnings (Loss) per Share
GAAP Results	$587,472	$106,519	$86,128	$24,819	$61,309	$0.90
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	34,410	34,410	1,893	32,517	0.49
Acima acquired assets depreciation and amortization (1)	(10,874)	22,360	22,360	1,229	21,131	0.31
Legal settlement reserves	—	3,500	3,500	192	3,308	0.05
Acima transaction costs	—	705	705	39	666	0.01
Acima integration costs	—	688	688	38	650	0.01
Store closure costs	—	116	116	6	110	—
Discrete income tax items	—	—	—	9,119	(9,119)	(0.14)
Non-GAAP Adjusted Results	$576,598	$168,298	$147,907	$37,335	$110,572	$1.63
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, offset by a depreciation adjustment of approximately ($10.9) million related to a step-down of estimated fair value under net book value for acquired lease merchandise.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 14	Three Months Ended June 30, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$99,108	$35,835	$1,949	$5,303	$(84,114)	$58,081
Plus: Amortization, Depreciation	4,622	475	163	38	7,582	12,880
Plus: Stock-based compensation	—	—	—	—	4,265	4,265
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	32,872	32,872
Acima acquired assets depreciation and amortization (1)	—	14,262	—	—	3,972	18,234
Retail partner conversion losses	—	1,169	—	—	—	1,169
State tax audit assessment reserves	—	1,165	—	—	—	1,165
Cost savings initiatives	—	—	—	—	(466)	(466)
Store closure costs	326	—	—	—	—	326
IT Asset disposals	—	—	—	—	292	292
Other	—	78	—	—	—	78
Adjusted EBITDA	$104,056	$52,984	$2,112	$5,341	$(35,597)	$128,896
(1)Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 15	Three Months Ended June 30, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$126,487	$68,099	$2,420	$5,694	$(96,181)	$106,519
Plus: Amortization, Depreciation	4,452	524	119	18	8,453	13,566
Plus: Stock-based compensation	—	—	—	—	5,156	5,156
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	34,410	34,410
Acima acquired assets depreciation and amortization (1)	—	18,388	—	—	3,972	22,360
Legal settlement reserves	—	—	—	—	3,500	3,500
Acima transaction costs	—	—	—	—	705	705
Acima integration costs	(4)	313	—	—	379	688
Store closure costs	115	—	1	—	—	116
Adjusted EBITDA	$131,050	$87,324	$2,540	$5,712	$(39,606)	$187,020
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, offset by a depreciation adjustment of approximately ($10.9) million related to a step-down of estimated fair value under net book value for acquired lease merchandise.

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$81,830	$114,725	$287,121	$250,518
Purchase of property assets	(14,492)	(14,013)	(30,895)	(25,401)
Free cash flow	$67,338	$100,712	$256,226	$225,117

Proceeds from sale of stores	2	—	8	—
Acquisitions of businesses	(93)	(5,639)	(417)	(1,273,542)
Free cash flow including acquisitions and divestitures	$67,247	$95,073	$255,817	$(1,048,425)